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                                                                    EXHIBIT 10.1

                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                                       OF
               WOLVERINE PROPERTY INVESTMENT LIMITED PARTNERSHIP


     WHEREAS, Wolverine Investors, L.L.C., a Michigan limited liability company (the "RHP General Partner"), and QRS Gold Medal Communities, Inc., a Delaware corporation ("MHC General Partner"), as general partners (together the "General Partners" and individually a "General Partner") and RHP Wolverine, L.L.C., a Michigan limited liability company ("RHP Limited Partner"), and MHC Operating Limited Partnership, an Illinois limited partnership ("MHC Limited Partner") as limited partners (together the "Limited Partners" and individually a "Limited Partner") entered into a Limited Partnership Agreement of Wolverine Property Investment Limited Partnership dated May 28, 1998 (the "Partnership Agreement"); and

     WHEREAS, the Partners desire to amend and restate the Partnership Agreement to provide for certain changes to the terms and conditions set forth in the Partnership Agreement.

     NOW, THEREFORE, the Partners hereby agree to amend and restate the Partnership Agreement to read as follows:

     This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF WOLVERINE PROPERTY INVESTMENT LIMITED PARTNERSHIP (the "Agreement") is made and entered into as of the 5th day of June, 1998 by and among the General Partners and the Limited Partners, who agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     "Act" means the Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time.

     "Adjusted Special Pay Rate" means the Special Pay Rate then in effect plus three percent (3%), compounded monthly to the extent not timely paid.

     "Adjusted Special Preferred Yield" means as of any date, an amount which, when added to all other amounts theretofore distributed to the MHC Limited Partner pursuant to Sections 7.02(a), 7.02(c)(i), 7.03(a), 7.03(b), 15.03(a),
15.03(b), 15.04(a) and 15.04(b), shall be sufficient for the MHC Limited Partner to have received an internal rate of return of 16.5%, determined on an annualized basis, with respect to the Special Preferred Contribution. For this purpose, "internal rate of return" shall be calculated in accordance with the methodology set forth on Exhibit C-2 hereto.



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     "Affiliate" of a Partner shall mean (i) any stockholder, director, or officer of such Partner which is a corporation; (ii) any partner in such Partner which is a partnership; (iii) any member or manager of such Partner which is a limited liability company; (iv) any stockholder, director, officer, trustee, partner, member, manager, or employee of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Partner or any such stockholder, director, officer, partner or member of such Partner; and (v) any spouse, parent, sibling or lineal descendent ("immediate family") of any person described in clause
(iv), any trust for the benefit of any member of such immediate family, and any entity controlled by any member of such immediate family.

     "Agreement" means this Limited Partnership Agreement, as amended, modified or supplemented from time to time.

     "Approved Budget" has the meaning set forth for such term in Section 9.02.

     "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois are authorized or required to close.

     "Capital Account" has the meaning set forth for such term in Section 6.05.

     "Capital Contributions" means amounts contributed to the Partnership by a Partner other than the RHP Amount, the Special Preferred Contribution, the Special Contribution, or Interim Contributions, if any.

     "Capital Expenditure Reserve" has the meaning set forth for such term in
Section 9.02.

     "Capital Proceeds" means the net cash proceeds received by the Partnership from any Capital Transaction, after taking into account (i) all expenditures to be made out of such proceeds in connection with restoration, repair or improvement of the Property affected by such Capital Transaction, (ii) payment of or provision for all debts and obligations to be satisfied as the result of or in connection with such Capital Transaction, (iii) payment of all costs and expenses incurred in connection with the receipt or collection of such proceeds and the setting aside of any reserves from such proceeds.

     "Capital Transaction" means (i) any sale, exchange, transfer, assignment or other disposition of all or a portion of the Partnership's assets (ii) any financing or refinancing of any indebtedness of the Partnership or any financing or refinancing in respect of assets in which the Partnership holds a direct or indirect interest, (iii) the taking of all or a portion of the assets of the Partnership (or of assets in which the Partnership holds a direct or indirect interest) by any governmental authority through the exercise of the power of eminent domain or condemnation or the delivery of a deed or transfer in lieu of such taking, (iv) the receipt of the proceeds of hazard or casualty insurance (other than rental or business interruption insurance), or (v) releases of Partnership reserves funded from previous transactions of a nature above described.



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     "Closing Date" means the date of closing of the acquisition of the
Properties pursuant to the Purchase Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Disability" means, with respect to Partrich, an occurrence causing physical or mental illness, injury or infirmity of such a nature, degree or effect as to render Partrich substantially unable to devote a sufficient amount of time to manage and operate the RHP General Partner for a continuous period of at least one hundred eighty (180) days.

     "Distribution Date" means the eleventh (11th) day of each month, or if such day is not a Business Day, the next succeeding Business Day.

     "Equity Yield" means with respect to each Partner as of any date, an amount which, when added to all other amounts theretofore distributed to such Partner pursuant to Sections 7.02(b), 7.03(c), 15.03(c), 15.03(d), 15.03(e) and
15.04(c), 15.04(d) and 15.04(e), shall be sufficient for such Partner to have received an internal rate of return of 20%, determined on an annualized basis, with respect to such Partner's aggregate Capital Contribution and, with respect to the RHP Limited Partner, the RHP Amount. For this purpose, "internal rate of return" shall be calculated in accordance with the methodology set forth on Exhibit C-3 hereto. For purposes of the preceding sentence, all amounts distributed under Sections 7.02(b) and 7.03(c) shall be deemed to be first a return on such Partner's Capital Contributions and the RHP Amount at the rate of 20% and only thereafter as a return of such Partner's Capital Contributions or distribution of the RHP Amount.

     "Event of Default" has the meaning set forth for such term in Section
15.01.

     "Incapacity" means, with respect to any Person, the adjudication of incompetence, insanity, dissolution or termination (other than by merger or consolidation in which the Person is the surviving entity), as the case may be, of such Person.

     "Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including without limitation, its interest in the capital, profits, losses and distributions of the Partnership.

     "Interim Contributions" means amounts contributed to the Partnership by the RHP Limited Partner pursuant to Section 6.03.

     "Involuntary Change of Control" means the death, Disability or Incapacity of Partrich.

     "Management Agreement" has the meaning set forth for such term in Section 9.07.



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     "Operating Cash Flow" means all cash, revenues and funds received by the
Partnership from Partnership operations (other than Capital Proceeds), less the sum of the following to the extent paid or set aside by the Partnership: (i) all principal and interest payments on indebtedness of the Partnership and all other sums paid to lenders; (ii) all operating expenses, capital expenditures and other cash expenditures incurred in the normal operation of the Partnership's business consistent with Section 9.02; (iii) after payment of the Special Monthly Preferred Distribution, the Capital Expenditure Reserve pursuant to Section 9.02; and (iv) such other reserves as the Managing Partner deems reasonably necessary for the proper operation of the Partnership's business consistent with the applicable Approved Budget.

     "Participating Percentage" means, with respect to any Partner, at any time, the percentage equivalent of a fraction (i) the numerator of which is the sum of the aggregate Capital Contributions made by such Partner (or in the case of the RHP Limited Partner, the RHP Amount and any Capital Contributions by the RHP Limited Partner, without duplication) and (ii) the denominator of which is the sum of the RHP Amount and the aggregate Capital Contributions made by all Partners. The initial Participating Percentages for each Partner are set forth on Exhibit B-2 attached hereto.

     "Partners" means the General Partners and the Limited Partners, collectively, where no distinction is required by the context in which the term is used.

     "Partrich" means Ross H. Partrich.

     "Payment Default" means a failure by the Partnership to pay (i) any Special Monthly Preferred Distribution on any Distribution Date or (ii) the Special Preferred Yield on or before the tenth (10th) anniversary of the Closing Date.

     "Permitted Affiliate" means any Person ten percent (10%) or more of whose outstanding voting securities or equity or beneficial interests are directly or indirectly owned, controlled or held with power to vote by the MHC Limited Partner.

     "Permitted Transferees" shall mean, with respect to Partrich, (i) his spouse, parent, sibling, lineal descendant, adopted child, and the spouse of any parent, sibling, lineal descendant, or adopted child (the persons referred to in this clause (i) being herein called "family members"), and (ii) trustees of trust for the benefit of Partrich or his family members.

     "Person" means any individual, general partnership, limited partnership, limited liability company, corporation or trust and the heirs, executors, administrators, legal representatives, successors and assigns of such Person.







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

     "REIT Status" means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et. seq. of the Code, and (c) the qualification and taxation of such Person as a real estate investment trust under analogous provisions of state and local law in each state and jurisdiction in which such Person owns property, operates or conducts business.

     "RHP Amount" means an amount equal to $900,000.

     "Special Contribution" means an amount equal to $1,000,000.

     "Special Pay Rate" means, for the period beginning on the date hereof and ending on the first anniversary of this Agreement, a rate per annum equal to ten percent (10%) on a 360-day year and actual days elapsed basis, and for each annual period thereafter, a rate per annum equal to the Special Pay Rate in effect for the annual period then ended plus 50 basis points (0.5%).

     "Special Preferred Contribution" means a capital contribution in the amount of $14,000,000 made by the MHC Limited Partner.

     "Special Preferred Yield" means as of any date, an amount which, when added to all other amounts theretofore distributed to the MHC Limited Partner pursuant to Sections 7.02(a), 7.02(c)(i), 7.03(a), 7.03(b), 15.03(a), 15.03(b),
15.04(a) and 15.04(b), shall be sufficient for the MHC Limited Partner to have received an internal rate of return of 13.5%, determined on an annualized basis, with respect to the Special Preferred Contribution. For this purpose, "internal rate of return" shall be calculated in accordance with the methodology set forth on Exhibit C-1 hereto.

     "Special Monthly Preferred Distribution" means an amount equal to the monthly return on the weighted average of the Special Preferred Contribution outstanding from time to time calculated at the applicable Special Pay Rate from the dates on which the Special Preferred Contribution was made to the Partnership to the date as of which such calculation is being made. For purposes of the preceding sentence, all amounts distributed under Sections 7.03(b) and 15.04(b) shall be deemed to be first a return on the Special Preferred Contribution at the rate of 13.5% or 16.5%, as the case may be, and only thereafter as a return of the Special Preferred Contribution.

     "Voluntary Change of Control" means an event in which Partrich transfers any portion of his direct or indirect interest in the RHP General Partner if, after giving effect to such transfer, Partrich shall have transferred an amount in excess of fifty percent (50%) of his initial interest in the RHP General Partner as of the date of formation of the RHP General Partner, except for transfers to Permitted Transferees.




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                                   ARTICLE II
                       FORMATION AND TERM OF PARTNERSHIP

     The Partners formed the Partnership as a limited partnership under the Act on May 28, 1998. The Partners hereby agree to continue the Partnership. The Managing Partner, for itself and as agent for the Partners, shall make all reasonable efforts to assure that all certificates and documents are properly executed, and shall accomplish all filing, recording, publishing and other acts necessary for the formation and continuation of the Partnership as a limited partnership under the Act and under all other laws of any jurisdictions in which the the Partnership conducts business. The rights and liabilities of the Partners shall be as provided in the Act, except as otherwise provided expressly herein. The term of the Partnership shall commence on the date the Partnership's certificate of limited partnership is filed with the Secretary of State of the State of Delaware and, unless sooner terminated as set forth herein, expire at 11:59 p.m. on December 31, 2048.


                                  ARTICLE III
                                      NAME

     The name of the Partnership shall be "Wolverine Property Investment Limited Partnership." All of the Partnership's business shall be conducted under the name of the Partnership and title to all real or personal property owned by or leased to the Partnership shall either be held in such name or such nominee or trust for its benefit as approved by the Managing Partner.

                                   ARTICLE IV
                                    PURPOSE

     The business of the Partnership is to acquire ownership of the manufactured home communities, together with all improvements located thereon, if any, set forth on Exhibit A-1 hereto (individually, the "Property" and collectively, the "Properties"), pursuant to a series of Purchase Agreements dated August 12, 1997, as amended, described on Exhibit A-2 hereto (collectively, the "Purchase Agreement"); to market, dispose of or otherwise deal with the Properties; to mortgage or otherwise encumber the Properties; to hold all or any of the Properties for investment purposes including, but not limited to, the lease or sale of any or all of the Properties; to rezone, subdivide, develop, and improve the Properties, including construction or installation of roads, water, sewer, drainage and other utility facilities, parks, lakes, and structures of any character whatsoever; and to engage in any and all activities related, convenient, necessary or incidental thereto as set forth in this Agreement.

     The Partners expressly acknowledge and agree that the Partnership shall not engage in the business of marketing or selling manufactured homes, except for manufactured homes acquired




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by the Partnership through foreclosure or abandonment which may be resold by the Partnership in connection with the operation of the Properties in the ordinary course of business. The Partners further acknowledge and agree that the Partnership's activities shall be limited solely to those activities that give rise to gross income described in Section 856(c)(2) or 856(c)(3) of the Code and that the Partnership shall not otherwise engage in any business or activity which could jeopardize the REIT Status of Manufactured Home Communities, Inc., the general partner of the MHC Limited Partner and the sole shareholder of the MHC General Partner.


                                   ARTICLE V
                          PRINCIPAL PLACE OF BUSINESS

     The Partnership's principal place of business shall be 31550 Northwestern Highway, Suite 110, Farmington Hills, Michigan 48334. The Managing Partner may from time to time establish such other places of business or change the existing places of business for the Partnership.


                                   ARTICLE VI
                             CAPITAL CONTRIBUTIONS

     Section 6.01 Initial Capital Contributions. Concurrently with the execution hereof, each Partner is contributing the cash to the capital of the Partnership in the amounts set forth opposite such Partner's name on Exhibit B-1 hereto. In addition, (i) the RHP Limited Partner is contributing the Special Contribution, and (ii) the MHC Limited Partner is contributing the Special Preferred Contribution.

     Section 6.02  Additional Capital Contributions.

     (a) If both of the General Partners determine at any time that the Partnership requires additional Capital Contributions to provide working capital, establish reserves or pay expenses, costs, losses or liabilities of the Partnership, then the Partners shall contribute cash to the capital of the Partnership. The amount of capital to be contributed by each Partner shall be equal to the total amount of additional Capital Contributions called for by the General Partners, multiplied by the Participating Percentage of such Partner. Such additional Capital Contributions shall be made within ten (10) Business Days after notice from the General Partners of the amounts to be contributed by each Partner and of the general purposes to which such contributions will be applied. Notwithstanding the foregoing to the contrary, to the extent that Operating Cash Flow after the payment of the Special Monthly Preferred Distribution for the preceding twelve (12) months is insufficient to maintain the Capital Expenditure Reserve, the Managing Partner shall have the right to request additional Capital Contributions from the Partners, pro rata in accordance with their Participating Percentages, to fund the Capital Expenditure Reserve solely with respect to the second and third fiscal years of the Partnership.



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     (b) In the event that a Partner fails to pay when due all or any portion of any additional Capital Contribution, the General Partners shall offer to the other Partners the opportunity to contribute such unpaid amount (the "Unpaid Contribution"), pro rata based on their respective Participating Percentages. To the extent that the Unpaid Contribution is contributed by any other Partner, the non-contributing Partner's Participating Percentage shall be reduced, and the contributing Partner's Participating Percentage shall be increased, so that the Participating Percentage of each Partner is equal to the percentage equivalent of a fraction (i) the numerator of which is the sum of the aggregate Capital Contributions made by such Partner, including contributions of any Unpaid Contribution (or in the case of the RHP Limited Partner, the RHP Amount and any Capital Contributions by the RHP Limited Partner, including any contributions of any Unpaid Contribution, without duplication) and (ii) the denominator of which is the sum of the RHP Amount and the aggregate Capital Contributions made by all Partners, including all contributions of any Unpaid Contribution. The General Partners shall amend Exhibit B to reflect such additional Capital Contributions, and if applicable, the adjusted Participating Percentages resulting from such additional Capital Contributions.

     Section 6.03 Interim Contributions. In the event that the Partnership has insufficient Operating Cash Flow on any Distribution Date necessary to pay the Special Monthly Preferred Distribution pursuant to Section 7.01(a), the RHP General Partner shall have the right to cause the RHP Limited Partner to contribute cash to the capital of the Partnership (an "Interim Contribution") in an amount equal to such Special Monthly Preferred Distribution then payable (or such lesser amount as may be necessary to allow the Partnership to pay its Special Monthly Preferred Distribution); provided, however, that in no event shall the RHP General Partner or the RHP Limited Partner have the right to make Interim Contributions in excess of $3,000,000, in the aggregate, over the term of the Partnership, except to the extent that such shortfall in Operating Cash Flow results from any casualty or catastrophe for which business interruption insurance is not available or is depleted or from a condemnation event with respect to any Property.

     Section 6.04 Capital Account Restoration. Notwithstanding the provisions of Section 16.04, if, following the liquidation of the Partnership, the RHP General Partner has a negative balance in its Capital Account (determined after the allocation of all Profit, Loss and items of income, gain, expense or loss of the Partnership), the RHP General Partner shall contribute cash to the Partnership by the end of the fiscal year of liquidation (or, if later, within 90 days after the date of such liquidation) in an amount sufficient to eliminate the negative balance of its Capital Account.

     Section 6.05 Capital Accounts. An individual capital account (herein called a "Capital Account") shall be maintained for each Partner. In accordance with the Treasury Regulations under Section 704 of the Code, a Partner's Capital Account shall be increased by (i) the amount of cash, and fair market value of any other property, contributed by such Partner to the Partnership's capital, plus (ii) Profits and items of gross income or gain allocated to such Partner



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

pursuant to Section 8.01 of this Agreement, and shall be decreased by the amount of (x) all Losses and items of expense or loss allocated to such Partner pursuant to Section 8.01 of this Agreement and (y) all distributions to such Partner by the Partnership.

     Section 6.06 Withdrawal and Return of Capital Contributions. Except as otherwise provided in this Agreement, (i) no Partner shall be entitled to withdraw any amount on account of its Capital Account, to demand or receive any property from the Partnership other than cash, or to receive any interest on, or payment in respect of, its Capital Account, and (ii) no Partner shall be required to contribute any additional money or property to the capital of or loan money to the Partnership.

     Section 6.07 No Third Party Beneficiaries. The agreements set forth in this Article VI are solely and exclusively for the benefit of the Partnership and the Partners, and are not intended to confer rights on any third party(ies). Without limiting the generality of the foregoing, no creditor of the Partnership shall be deemed a third party beneficiary of any obligation of any Partners to contribute capital or make advances to the Partnership.


                                  ARTICLE VII
                                 DISTRIBUTIONS

     Section 7.01. General. Operating Cash Flow of the Partnership shall be distributed on each Distribution Date. In the event of a Capital Transaction, the Capital Proceeds resulting therefrom shall be distributed within ten (10) Business Days after the closing of such transaction, with respect to a sale or refinancing, or after completion of renovations, with respect to a casualty or condemnation. The Managing General Partner shall not distribute assets of the Partnership other than cash, cash equivalents or marketable securities without the prior consent of the Partners who are to receive such distributions.

     Section 7.02 Distributions of Operating Cash Flow. Subject to the provisions of Section 15.03, on each Distribution Date, all distributions of Operating Cash Flow shall be made in the following order of priority:

          (a) First, 100% to the MHC Limited Partner, until the MHC Limited Partner has received pursuant to this subparagraph (a) or Section 7.03(a) below the Special Monthly Preferred Distribution for such Distribution Date;

          (b) Second, 100% to the Partners, pro rata in accordance with their respective Participating Percentages, until the Partners have received pursuant to this subparagraph (b) or Section 7.03(c) below an amount equal to the Equity Yield determined as of such Distribution Date (which amount shall include an amount equal to the total unreturned Capital Contributions and the unreturned RHP Amount);




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

          (c) Thereafter, (i) 50% to the MHC Limited Partner, (ii) 37.5% to the Partners pro rata in accordance with their respective Participating Percentages, and (iii) 12.5% to the Managing Partner.

     Section 7.03 Distributions of Capital Proceeds. Subject to the provisions of Section 15.04, all distributions of Capital Proceeds shall be made in the following order of priority:

          (a) First, 100% to the MHC Limited Partner, until the MHC Limited Partner has received pursuant to this subparagraph (a) or Section 7.02(a) above any unpaid Special Monthly Preferred Distribution as of the date of such distribution;

          (b) Second, 100% to the MHC Limited Partner, until the MHC Limited Partner has received pursuant to this subparagraph (b), Section 7.02(a) or Section 7.02(c)(i) above an amount equal to the Special Preferred Yield determined as of the date of such distribution (which amount shall include an amount equal to the total unreturned Special Preferred Contribution);

          (c) Third, 100% to the Partners, pro rata in accordance with their respective Participating Percentages, until the Partners have received pursuant to this subparagraph (c) or Section 7.02(b) above an amount equal to the Equity Yield determined as of the date of such distribution (which amount shall include an amount equal to the total unreturned Capital Contributions and the unreturned RHP Amount);

          (d) Fourth, 100% to the RHP Limited Partner, until the RHP Limited Partner has received an amount equal to the Special Contribution and its total Interim Contributions, if any;

          (e) Thereafter, (i) 50% to the MHC Limited Partner, (ii) 37.5% to the Partners pro rata in accordance with their respective Participating Percentages, and (iii) 12.5% to the Managing Partner.

     Section 7.04 Withholding. All amounts withheld from Partnership revenues or distributions by or for the Partnership pursuant to the Code or any provision of any state or local tax law shall be treated for all purposes of this Agreement as distributions to those Partners who receive tax credits with respect to the withheld amounts. In any case where a tax, fee or other assessment is levied upon the Partnership, the amount of which is determined in whole or part by the status or identity of the Partners, the General Partners shall allocate the expense and withhold from the distributions to each Partner their respective attributable shares of such taxes, fees and assessments.

                                  ARTICLE VIII
                       ALLOCATIONS OF PROFITS AND LOSSES





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     Section 8.01  Allocation of Net Income and Net Losses.  For each taxable year of the Partnership, its federal and state income tax returns shall be prepared in accordance with applicable laws and the following general principles:

     (a) After giving effect to the special allocations set forth in Sections 8.01(c) and 8.01(d) hereof, Profit for any fiscal year shall be allocated among the Partners as follows

          (1) First, 50% to the MHC General Partner and 50% to the RHP General Partner, until the Profits allocated to them pursuant to this Section 8.01(a)(1) equal (offset) any Losses previously allocated to them pursuant to Section 8.01(b)(6) hereof;

          (2) Then, to the Limited Partners, in proportion to their original Capital Contributions, until the Profits allocated to them pursuant to this Section 8.01(a)(1) equal (offset) any Losses previously allocated to them pursuant to Section 8.01(b)(5) hereof;

          (3) Then, to the RHP Limited Partner, until the Profits allocated to it pursuant to this Section 8.01(a)(3) equal (offset) any Losses previously allocated to the RHP Limited Partner pursuant to Section 8.01(b)(4) hereof;

          (4) Then, to the MHC Limited Partner, until Profits allocated to it pursuant to this Section 8.01(a)(4) equal the excess of (i) the sum of
     (A) the amount which, if distributed to the MHC Limited Partner at the end of such year, would have given the MHC Limited Partner the Special Preferred Yield as of the end of such year, and (B) any amounts the actual distribution of which to the MHC Limited Partner in such year or any prior year is taken into account in the determination of the Special Preferred Yield over (ii) the Special Preferred Contribution;

          (5) Then, to the Partners, pro rata in accordance with their respective Participation Percentages, until the Profits allocated to them pursuant to this Section 8.01(a)(5) equal the excess of (i) the sum of
     (A) the amount which, if distributed to the Partners at the end of such year, would have given them their Equity Yield as of the end of such year, and (B) any amounts the actual distribution of which in such year or any prior year is taken into account in the determination of the Equity Yield over (ii) the Partners' Capital Contributions;

          (6) The balance, (I) 50% to the MHC Limited Partner, (II) 37.5% to the Partners pro rata in accordance with their respective Participation Percentages and (III) 12.5% to the RHP General Partner.

     To the extent that any allocations of Losses are offset by allocations of Profits under Section 8.01(a)(1), (2) or (3), all such allocations shall be disregarded for purposes of computing subsequent allocations pursuant to this
Section 8.01.



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


     (b) After giving effect to the special allocations set forth in Sections 8.01(c) and 8.01(d) hereof, Loss for any fiscal year shall be allocated among the Partners as follows:

          (1) First, (I) 50% to the MHC Limited Partner, (II) 37.5% to the Partners pro rata in accordance with their respective Participation Percentages and (III) and 12.5% RHP General Partner, until the Losses allocated to them pursuant to this Section 8.01(b)(1) equal (offset) any Profits previously allocated to them pursuant to Section 8.01.(a)(6) hereof;

          (2) Then, to the Partners, pro rata in accordance with their respective Participation Percentages, until the Losses allocated to them pursuant to this Section 8.01(b)(2) equal (offset) any Profits previously allocated to them pursuant to Section 8.01(a)(5) hereof;

          (3) Then, to the MHC Limited Partner, until the Losses allocated to it pursuant to this Section 8.01(b)(3) equal (offset) any Profits previously allocated to it pursuant to Section 8.01(a)(4) hereof;

          (4) Then, to the RHP Limited Partner, until the Losses allocated to the RHP Limited Partner pursuant to this Section 8.01(b)(4) equal the RHP Limited Partner's Special Contribution and Interim Contributions, if any;

          (5) Then, to the Limited Partners, in proportion to their original Capital Contributions, until the Losses allocated to them pursuant to this Section 8.01(b)(5) equal their original Capital Contributions; and

          (6) The balance, 50% to the RHP General Partner and 50% to the MHC General Partner.

     To the extent that any allocations of Profits are offset by allocations of Losses under Section 8.01(b)(1), (2) or (3) all such allocations shall be disregarded for purposes of computing subsequent allocations pursuant to this
Section 8.01.

     (c) The following special allocations shall be made in the following order:

          (1) MINIMUM GAIN CHARGEBACK.  Except as otherwise provided in
     Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in "partnership minimum gain" during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in "partnership minimum gain," determined in accordance with Section 1.704-2(g) of the Treasury Regulations. This Section 8.01(c)(1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

          (2) PARTNER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in "partner nonrecourse debt minimum gain" attributable to a "partner nonrecourse debt" during any fiscal year, each Partner who has a "share of partner nonrecourse debt minimum gain" attributable to such "partner nonrecourse debt," determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in "partner nonrecourse debt minimum gain" attributable to such "partner nonrecourse debt," determined in accordance with Regulations Section 1.704-2(i)(4). This Section 8.01(c)(2) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

          (3) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustment, allocation, or distribution described in Section 1.704-1(b)(2(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section
     1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, as quickly as possible, any deficit in such Partner's Adjusted Augmented Capital Account created or increased by such adjustment, allocation or distribution, provided that an allocation pursuant to this Section 8.01(c)(3) shall be made only if and to the extent that there would be a deficit in such Partner's Adjusted Augmented Capital Account after all other allocations provided for in this Section 8.01 have been tentatively made as if this Section 8.01(c)(3) were not in the Agreement.

          (4) NONRECOURSE DEDUCTIONS. Any "nonrecourse deductions" for any fiscal year shall be allocated entirely to the RHP General Partner.

          (5) PARTNER NONRECOURSE DEDUCTIONS. Any "partner nonrecourse deductions" for any fiscal year shall be allocated to the Partner who bears the economic risk of loss with respect to the "partner nonrecourse debt" to which such "partner nonrecourse deductions" are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

          (6) DEPRECIATION. Any remaining depreciation of any Property for any fiscal year shall be specially allocated to the RHP General Partner.

          (7) GAIN ON SALE OF A PROPERTY. Any remaining gain on any sale or other disposition of a Property for any fiscal year shall be specially allocated in the following order of priority:

                 (i) First, to the RHP General Partner, so that (and until) the gain allocated pursuant to this Section 8.01(c)(7)(i) is equal to the depreciation of such Property specially allocated to the RHP General Partner pursuant to Section 8.01(c)(6) above;

                 (ii) Then, to the RHP Limited Partner, so that (and until) the gain allocated pursuant to this Section 8.01(c)(7)(ii) is equal to the excess of (i) the sum of (A) so much (if any) of the RHP
            Amount as the Partnership distributed to the RHP Limited Partner prior to such sale and (B) so much (if any) of the RHP Amount as the Partnership distributes to the RHP Limited Partner from the proceeds of such sale pursuant to Sections 7.03(c) and 15.04(d) over (ii) any gain previously allocated pursuant to this Section 8.01(c)(7)(ii); and

                 (iii) The balance, if any, shall be included in the
            computation of Profit or Loss for such year.

            (8) PROFIT OR LOSS IN YEAR OF SALE OF SUBSTANTIALLY ALL ASSETS.

                 (i) Profit in the year of a sale or other disposition of all or substantially all of the Partnership's assets, or upon dissolution of the Partnership, shall be allocated as follows:

                       (A) First, to all Partners having deficit balances in
                 their Augmented Capital Accounts (computed after taking into account any other Profit or Loss for the fiscal year in which such event occurred and all distributions pursuant to Sections 7.02, 7.03, 15.03 and 15.04 with respect to such fiscal year) in excess of their Participating Percentage multiplied by the aggregate amount of such deficit balances, and thereafter in proportion to, and to the extent of, such deficits; and

                       (B) Thereafter, any remaining Profit shall be allocated
                 among the Partners so as to produce Capital Accounts for the Partners such that the amounts distributed pursuant to Section
                 16.03 hereof will be in the amounts, sequence and priority set forth in Section 7.03. Notwithstanding the foregoing, in the event a Voluntary Change of Control, a Payment Default or an Event of Default with respect to the RHP General Partner or the RHP Limited Partner has occurred, any remaining Profit under this Section 8.01(c)(8)(i)(B) hereof shall be allocated among the Partners so as to produce Capital Accounts for the Partners such that the amounts distributed pursuant to Section
                 16.03 hereof will be in the amounts, sequence and priority set forth in Section 15.04.

                 (ii) Loss in the year of a sale or other disposition of all or substantially all of the Partnership's assets, or upon dissolution of the Partnership, shall be allocated among the Partners so as to produce Capital Accounts for the Partners such that the amounts distributed pursuant to Section 16.03 hereof will be in the amounts, sequence and priority set forth in Section 7.03. Notwithstanding the foregoing, in the event a Voluntary Change of Control, a Payment Default or an Event of Default with respect to the RHP General Partner or the RHP Limited Partner has occurred, Loss in the year of a sale or other disposition of all or substantially all of the Partnership's assets, or upon dissolution of the Partnership, shall be allocated among the Partners so as to produce Capital Accounts for the Partners such that the amounts distributed pursuant to Section 16.03 hereof will be in the amounts, sequence and priority set forth in Section 15.04.

     (d)    The provisions of Section 8.01(e)(1) below and the provisions of
Section 8.01(c)(1)-(5) hereof (collectively, the "Regulatory Provisions") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that all allocations pursuant to the Regulatory Provisions shall be offset either with other allocations pursuant to the Regulatory Provisions or with curative allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 8.01(d). Therefore, notwithstanding any preceding provisions of this Section 8.01 (other than the Regulatory Provisions), such offsetting (curative) allocations of Partnership income, gain, loss, or deduction shall be made so that each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Provisions were not part of this Agreement. In the making of such curative allocations, there shall be taken in to account future allocations under Sections 8.01(c)(1) and 8.01(c)(2) that, although not yet made, are likely to offset other allocations previously made under Sections 8.01(c)(4) and 8.01(c)(5).

     (e) Any other provision of this Section 8.01 notwithstanding, no Loss or item of expense or loss shall be allocated to any Partner to the extent such allocation would create or increase a deficit in such Partner's Adjusted Augmented Capital Account.

     (f)    For purposes of this Agreement:

                 (1) "Augmented Capital Account" means, with
            respect to any Partner, such Partner's Capital
            Account, increased by such Partner's "share of partnership minimum gain" and such Partner's "share of partner nonrecourse debt minimum gain."

                 (2) "Adjusted Augmented Capital Account" means,
            with respect to any Partner, such Partner's Augmented Capital Account, reduced by those anticipated allocations, adjustments and distributions described in Section 1.704-1(b)(2)(ii)(d)(4)-(6) of the Treasury Regulations, and increased by the amount of any deficit in such Partner's Capital Account that such Partner is obligated to restore under Section 6.04 or is deemed obligated to restore under the provisions of
            Section 1.704-1(b)(2)(ii)(c) of the Treasury
            Regulations.

                 (3) "Profit" and "Loss" each means the
            Partnership's taxable income or loss (A) increased by any tax-exempt income described in Section 705(a)(1)(B) of the Code, (B) decreased by any nondeductible, noncapitalizable expenditures described in Section 705(a)(2)(B) of the Code and (C) disregarding any item of income or loss specially allocated pursuant to Section 8.01(c) or 8.01(d).

                 (4) All other terms set off in quotation marks
            and not otherwise defined shall have the meaning ascribed to them in the Treasury Regulations.

      (g) In the event a Voluntary Change of Control, a Payment Default or an Event of Default with respect to the RHP General Partner or the RHP Limited Partner occurs, after giving effect to the special allocations set forth in Sections 8.01(c) and 8.01(d) hereof, Profit for the fiscal year in which such event occurs and each subsequent fiscal year shall be allocated among the Partners as follows:

            (1) First, 50% to the MHC General Partner and 50% to the RHP General Partner, until the Profits allocated to them pursuant to this Section 8.01(g)(1) equal (offset) any Losses previously allocated to them pursuant to Sections 8.01(b)(6) and 8.01(h)(6) hereof;

            (2) Then, to the Limited Partners, in proportion to their original Capital Contributions, until the Profits allocated to them pursuant to this Section 8.01(g)(2) equal (offset) any Losses previously allocated to them pursuant to Sections 8.01(b)(5) and 8.01(h)(5) hereof;

            (3) Then, to the RHP Limited Partner, until the Profits allocated to it pursuant to this Section 8.01(g)(3) equal (offset) any Losses previously allocated to the RHP Limited Partner pursuant to Sections 8.01(b)(4) and 8.01(h)(4) hereof;

            (4) Then, to the MHC Limited Partner, until Profits allocated to it pursuant to this Section 8.01(g)(4) equal the excess of (i) the sum of
      (A) the amount which, if distributed to the MHC Limited Partner at the end of such year, would have given the MHC Limited Partner the Adjusted Special Preferred Yield as of the end of such year, and (B) any amounts the actual distribution of which to the MHC Limited Partner in such year or any prior year is taken into account in the determination of the Adjusted Special Preferred Yield over (ii) the Special Preferred Contribution;

           (5) Then, to the Partners, pro rata in accordance with their respective Participating Percentages, until the Profits allocated to them pursuant to this Section 8.01(g)(5) equal the excess of (i) the sum of
      (A) the amount which, if distributed to the Partners at the end of such year, would have given them their Equity Yield as of the end of such year and (B) any amounts the actual distribution of which in such year or any prior year is taken into account in the determination of the Equity Yield over (ii) the Partners' Capital Contributions and the RHP Amount; and

           (6) The balance, (i) 50% to the MHC Limited Partner, (ii) 37.5% to the Partners pro rata in accordance with their respective Participating Percentages and (iii) 12.5% to the RHP General Partner.

      To the extent that any allocations of Losses are offset by allocations of Profits under Section 8.01(g)(1), (2) or (3), all such allocations shall be disregarded for purposes of computing subsequent allocations pursuant to this
Section 8.01.

      (h) In the event a Voluntary Change of Control, a Payment Default or an Event of Default with respect to the RHP General Partner or the RHP Limited Partner occurs, after giving effect to special allocations set forth in Sections 8.01(c) and 8.01(d) hereof, Loss for the fiscal year in which such event occurs and each subsequent fiscal year shall be allocated among the Partners as follows:

           (1) First, (i) 50% to the MHC Limited Partner, (ii) 37.5% to the Partners pro rata in accordance with their respective Participating Percentages and (iii) and 12.5% RHP General Partner, until the Losses allocated to them pursuant to this Section 8.01(h)(1) equal (offset) any Profits previously allocated to them pursuant to Sections 8.01(a)(6) and 8.01(g)(6) hereof;

           (2) Then, to the Partners, pro rata in accordance with their respective Participating Percentages, until the Losses allocated to them pursuant to this Section 8.01(h)(2) equal (offset) any Profits previously allocated to them pursuant to Sections 8.01(a)(5) and 8.01(g)(5) hereof;

           (3) Then, to the MHC Limited Partner, until the Losses allocated to it pursuant to this Section 8.01(h)(3) equal (offset) any Profits previously allocated to it pursuant to Sections 8.01(a)(4) and 8.01(g)(4) hereof;

           (4) Then, to the RHP Limited Partner, until the Losses allocated to the RHP Limited Partner pursuant to this Section 8.01(h)(4) and Section 8.01(b)(4) equal the RHP Limited Partner's Special Contribution and Interim Contributions, if any;

           (5) Then, to the Limited Partners, in proportion to their original Capital

      Contributions, until the Losses allocated to them pursuant to this Section 8.01(h)(5) and Section 8.01(b)(5) equal their original Capital Contributions; and

          (6) The balance, 50% to the RHP General Partner and 50% to the MHC General Partner.

          To the extent that any allocations of Profits are offset by allocations of Losses under Section 8.01(h)(1), (2) or (3), all such allocations shall be disregarded for purposes of computing subsequent allocations pursuant to this Section 8.01.

      Section 8.02  Other Allocation Provisions.

      (a) In the event of a transfer of any interest in the Partnership, allocations of tax items for the fiscal year shall be divided between the transferor and transferee based upon the "closing of the books" method or any other convention chosen by the General Partners in their reasonable discretion.

      (b) The allocations set forth in this Article VIII are intended to reflect each Partner's interest in the Partnership in compliance with the regulations promulgated under Code Section 704. In the event any curative allocations are required to comply with those statutory and regulatory provisions or other requirements of law, they shall be made in any reasonable manner by the General Partners.


                                  ARTICLE IX
                        MANAGEMENT OF THE PARTNERSHIP

      Section 9.01  Managing Partner.

      (a) Subject to Sections 9.03 and 9.04 hereof, the RHP General Partner shall act as the Managing Partner of the Partnership. The Managing Partner shall be responsible for managing the day-to-day operations of the Partnership with full right, power and authority to act for and bind the Partnership in all aspects of the Partnership's business. The Managing Partner shall perform its duties and responsibilities as set forth herein or as otherwise provided by law in good faith and in a commercially reasonable manner. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the Managing Partner as set forth in this Agreement.

      (b) The Managing Partner is hereby granted the right, power and authority, subject to the restrictions set forth in this Article IX below or as provided by law, to do on behalf of the Partnership all things which, in its judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including, but not limited to, the following:

          (i) to incur all reasonable expenditures consistent with the "Approved Budget"

      (as defined in Section 9.02) and as otherwise provided in Section 9.02 and this Agreement;

           (ii) to enter into contracts, agreements and other instruments on behalf of the Partnership;

           (iii) to employ and dismiss from employment on behalf of the Partnership any and all employees, independent contractors, brokers, attorneys, accountants and other professionals as it deems advisable;

           (iv) to purchase liability and other insurance to protect the Partnership's Properties and business from financially sound and reputable insurers rated "A" or above by A.M. Best in such amounts as are reasonable and customary for similarly situated entities engaged in the same or similar business;

           (v) to enter into any kind of activity necessary for, in connection with, or incidental to, the accomplishment of the purposes of the Partnership;

           (vi) cause the Partnership to acquire the Properties, and in connection therewith, enter into and perform any and all agreements, execute any and all documents, and engage in any and all activities and transactions incidental or related thereto;

           (vii) subject to Section 9.02, determine the nature and scope of repairs and/or improvements to the Properties and cause the Partnership to have such repairs and/or improvements made;

           (viii) establish and maintain such reserves for repairs and/or improvements as the Managing Partner shall determine, in its sole judgement;

           (ix) rent pads and facilities in the Properties and upon such terms and conditions as the Managing Partner shall determine;

           (x) subject to Section 9.07, contract with any person to supply goods and/or services of any type or kind to the Partnership in connection with the Partnership business, and pay the purchase price, costs, fees, commissions, compensation and/or other amounts and/or consideration therefor;

           (xi) retain legal counsel, accountants, architects, engineers, contractors, and other professionals and personnel in connection with the Partnership business in the ordinary course of business;

           (xii) open, maintain and close bank accounts and make deposits to and withdrawals from such banks accounts;

           (xiii) maintain, at the expense of the Partnership, such insurance coverage for public liability, fire and casualty, and any and all other insurance necessary or appropriate to the business of the Partnership, in such amounts and of such types, as the Managing Partner shall determine from time to time; and

           (xiv) perform any and all other acts as the Managing Partner deems necessary or appropriate with respect to the Partnership or the Properties, assets or business thereof.

      (c) The Managing Partner's responsibilities include managing and supervising the Partnership's compliance with all environmental and other laws, rules, and regulations applicable to the Properties and the Partnership's operation and promptly furnishing the other General Partner with all information related thereto.

      Section 9.02  Approved Budget.

      (a) With respect to the initial fiscal year of the Partnership, the operating budget and capital expenditure budget (including, but not limited to, detailed expenditures with respect to waste water treatment plants) for the Partnership and each Property is attached as Exhibit D hereto.

      (b) With respect to each succeeding fiscal year of the Partnership, the Managing Partner shall cause to be prepared and submitted to the other General Partner a proposed operating budget and capital expenditure budget for the Partnership and each Property for such fiscal year (collectively, the "proposed budget"), not later than November 1 of the current fiscal year of the Partnership, in a form substantially similar to the initial budget attached as Exhibit D hereto. The Partners specifically agree that beginning with the second fiscal year of the Partnership, the Managing Partner shall establish a cash reserve for capital expenditures in an amount equal to Five Hundred Thousand Dollars ($500,000) (the "Capital Expenditure Reserve"). The Capital Expenditure Reserve shall be used to pay capital expenditures during the fiscal year of the Partnership, and except for the Managing Partner's right to request Capital Contributions pursuant to the last sentence of Section 6.02(a), the Capital Expenditure Reserve shall be replenished from Operating Cash Flow (but only to the extent that there remains Operating Cash Flow) after payment of the Special Monthly Preferred Distribution. The Partners acknowledge that the Managing Partner has advised them that it is anticipated there will be initially approximately Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000) of capital expenditures required with respect to the Properties. The proposed budget shall include projections for such fiscal year of income, expenses, reserves and capital expenditures (including amounts to be used from the Capital Expenditure Reserve) for the Partnership and each Property, including working capital needs and any anticipated financing needs, and shall include such other matters and be in such form, content and detail as the Managing Partner shall deem appropriate or the other General Partner shall reasonably request. When approved by both of the General Partners, the proposed budget (with such additions and revisions as the General Partners approve) shall be deemed the "Approved Budget." Either General Partner may from time to time propose additions and revisions to the then current Approved Budget and when approved by both the General Partners, the then current

Approved Budget, as so amended or revised from time to time, shall thereafter be deemed the Approved Budget. In the event that the General Partners cannot agree on the Approved Budget, the Approved Budget shall be the Approved Budget for the prior fiscal year, with each item in the prior Approved Budget increased by an amount equal to seven percent (7%); it being acknowledged and agreed that the Managing Partner may allocate such increase among items in such Approved Budget as the Managing Partner determines in its sole discretion.

     (c) Notwithstanding anything contained herein to the contrary, the Managing Partner may take any action on behalf of the Partnership in response to a bona fide emergency threatening immediate harm to persons or property under circumstances where the consent or approval of the other General Partner would otherwise be required hereunder and such action shall be deemed to be approved by the Partners. The Managing Partner shall promptly notify the other of any action taken pursuant to this Section 9.02(c).

     (d) From time to time during the term of this Partnership, the Managing Partner shall comply promptly with all reasonable requests from the other General Partner to (i) furnish any and all information related to the Partnership, the Partnership's operations, or the Properties held by or at the direction of the Managing Partner to the other General Partner and (ii) meet with the other General Partner on upon no less than ten (10) days advance notice to discuss the Partnership, the Partnership's operations, or any of the Properties; provided, however, that at least once during each fiscal quarter of the Partnership, the Managing Partner shall hold a meeting with the MHC General Partner to review and discuss the Partnership's activities, the Approved Budget or any proposed budget, and the operation of the Properties.

     (e) The Managing Partner shall have the right to expend up to one hundred three percent (103%) of any line item in the Approved Budget without seeking the approval of the other General Partner, as long as Special Preferred Monthly Distributions have been made from Operating Cash Flow (and not by reason of Interim Contributions or distributions of Capital Proceeds) for the immediately preceding six (6) months. Notwithstanding anything to the contrary contained in this Agreement, while the Approved Budget will have estimated figures for utilities, snow removal, real estate taxes and insurance payments, the Partners acknowledge that the Managing Partner shall have the right, as long as Special Preferred Monthly Distributions have been made from Operating Cash Flow (and not by reason of Interim Contributions or distributions of Capital Proceeds) for the immediately preceding six (6) months, to expend amounts in excess of the budgeted items therefor if necessary (including in excess of one hundred three percent [103%]), as long as the Managing Partner has used its commercially reasonable efforts to reduce such costs to the extent possible.

     Section 9.03 Actions Requiring Approval. Notwithstanding anything contained elsewhere in this Agreement to the contrary, the Managing Partner shall not take any of the following actions on behalf of the Partnership unless such action has been approved by both of the General Partners:

           (i) any incurring of indebtedness for money borrowed by the Partnership, any refinancing of indebtedness of the Partnership, any lease of real or personal property by the Partnership (other than lease of spaces on the Properties by tenants in the normal course of business), and any incurring of any obligation by the Partnership for any deferred purchase price of property (except for furniture, fixtures, equipment, inventory and supplies bought on an installment basis or leased in the ordinary course of business);

           (ii) any sale, exchange, surrender, dedication, conveyance or other transfer of all or any portion of the Partnership's assets, business or Properties or any interest therein (except for furniture, fixtures, and equipment sold and replaced in the ordinary course of business, and except for the sale of manufactured homes acquired by the Partnership through foreclosure or abandonment);

           (iii) any agreement providing for the acquisition by the Partnership of real property, goods, or services, or any interest therein unless consistent with the then current Approved Budget;

           (iv) the institution or settlement of any litigation or administrative proceedings with an anticipated amount in controversy in excess of $100,000 involving the Partnership other than matters relating to real estate taxes which are to be controlled solely by the Managing Partner;

           (v) the dissolution, winding up and/or termination of the Partnership, except as expressly permitted hereby;

           (vi) subject to Section 9.07, selecting and retaining attorneys or accountants, property managers, engineers, architects, and environmental or other consultants for the Partnership pursuant to which the Partnership will pay an amount in excess of $100,000 for such services in any one instance;

           (vii) changing, in any material respect, the purpose of the Partnership from that described in Article IV hereof;

           (viii) admitting an additional or substitute partner to the Partnership except as permitted by Article XIV hereof;

           (ix) requiring additional Capital Contributions by the Partners pursuant to Section 6.02; and

           (x) the taking of any other action pursuant to this Agreement required to be approved by the General Partners unless the relevant provision specifies that the approval by the Managing Partner or either General Partner alone is sufficient.

     Section 9.04 Removal of Managing Partner. Upon the occurrence of (i) a Voluntary or

Involuntary Change in Control of the RHP General Partner (provided, however, that no Voluntary or Involuntary Change in Control shall be deemed to have occurred if Spencer Partrich, Joel Brown (so long as he is a "family member" of Partrich), or such other "family member" of Partrich as may be approved by the MHC General Partner is actively involved in the management of the RHP General Partner), (ii) an Event of Default (as defined in Article XV) by the RHP General Partner or (iii) a Payment Default, MHC General Partner shall automatically become the Managing Partner and assume all of the responsibilities and obligations associated therewith, and the MHC General Partner shall act as the Managing Partner of the Partnership. In such event, each Management Agreement shall automatically terminate and the RHP General Partner shall automatically become a Limited Partner, and the RHP General Partner's Interest shall convert into an Interest as Limited Partner having the same rights to distributions set forth in Article VII of this Agreement; provided, however, that in the event of an Involuntary Change of Control, the RHP General Partner shall be entitled to receive an amount equal to fifty percent (50%) of any distributions pursuant to Section 7.02(c)(iii) or Section 7.03(e)(iii).

     Section 9.05 Other Activities. The Managing Partner shall devote such time to the Partnership's business as it reasonably shall deem to be necessary to manage and supervise the Partnership's business and affairs in an efficient manner according to such Partner's obligations and responsibilities set forth in this Agreement; and, except as otherwise provided in Section 9.03 or elsewhere in this Agreement, nothing in this Agreement shall preclude the retention, at the expense of the Partnership, of any agent or third party to provide services to the Partnership, including without limitation, attorneys, accountants, brokers, appraisers, engineers and property managers in respect of all or any portion of the Property or any other asset of the Partnership, so long as such persons or entities retained remain subject to the control of the Managing Partner. Each General Partner and its respective Affiliates may have other business interests and may engage in other activities in addition to those relating to the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if such other ventures or activities are competitive with the business of the Partnership, they shall not be deemed wrongful or improper.

     Section 9.06 Compensation; Expenses. The Managing Partner shall not be entitled to any fees, including without limitation, any acquisition or disposition fees or brokerage commissions, or other compensation in its capacity as the Managing Partner. All travel and other direct out-of-pocket expenses of the General Partners incurred in the performance of their respective duties hereunder shall be borne or reimbursed by the Partnership, it being understood and agreed that the Partnership shall have no obligation to reimburse either General Partner for general overhead and administrative expenses.

     Section 9.07  Transactions with Affiliates.

     (a) Neither General Partner nor any of its respective Affiliates may be employed by or retained by the Partnership to provide goods or render services to the Partnership or cause the Partnership to engage in any transaction with an Affiliate of such General Partner unless the terms and conditions of such employment or transaction are at least as favorable to the Partnership as the terms and conditions available in an arm's length transaction with an independent third party.

     (b) Notwithstanding the foregoing, the RHP General Partner, as Managing Partner, is expressly permitted to hire Newbury Management Company as the property manager for the Properties pursuant to the terms and conditions of the form of property management agreement attached hereto as Exhibit E (the "Management Agreement"), which terms shall include (i) a management fee equal to four percent (4%) of the gross revenues of the Property, (ii) the subordination and deferral of management fees in the event that the Partnership is in default with respect to any indebtedness of the Partnership, (iii) all decisions with respect to termination of the property manager for cause, or any amendment or modification to the Management Agreement shall be made by the Partners holding a majority of the Participating Percentages, and (iv) the termination of the Management Agreement in the event that the RHP General Partner is no longer the Managing Partner. The management fee shall increase to five percent (5%) at such time as the Partners have received an amount equal to the Equity Yield as of that date (which amount shall include their total unreturned Capital Contributions and unreturned RHP Amount). The Management Agreement shall be automatically renewable so long as the Managing Partner is the RHP General Partner and the Partnership has no just cause for termination. In the event that the MHC General Partner purchases the Interest of the RHP General Partner and the RHP Limited Partner pursuant to the provisions of
Article XIV, each Management Agreement, any marketing agreement or any other contract or arrangement between the Partnership and the RHP General Partner or its Affiliate shall automatically terminate. In such event and provided that no Voluntary Change of Control, Event of Default or Payment Default shall have occurred, the Management Agreement shall provide for the payment of a termination fee in an amount equal to one percent (1%) of the average monthly gross revenues of the Property for the twelve (12) month period immediately preceeding termination, multiplied by (ii) twelve (12).

     Section 9.08  Indemnification.

     (a) The Partnership shall indemnify and hold harmless both General Partners and their respective partners, stockholders, directors, officers, and agents (herein the "Indemnified Parties") from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Partnership, including but not limited to any judgment, award, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, and including any payments made by a General Partner to any of its partners or agents pursuant to an indemnification agreement no broader than this Section 9.08, if the acts, omissions or alleged acts, or omissions upon which such actual or threatened action, proceeding or claims are based were for a purpose reasonably believed to be in the best interests of the Partnership and were not performed or omitted fraudulently or in bad faith or as a result of gross negligence by such Indemnified Party, provided, however, that the provision of this Section 9.08 shall not be applicable to any fees or expenses incurred, or judgments or settlement amounts paid, in any litigation among the Partners regarding this Agreement or any of the provisions hereof. Any such indemnification provided for in this Section 9.08 shall only be from the assets of the Partnership.

     (b) The Partners acknowledge and agree that Partrich has guaranteed, or will guarantee, the obligations of the Partnership to SunAmerica Life Insurance Company ("Lender") arising out of the exceptions to the limitation on personal liabilities (the "Non-Recourse Carve-Outs") contained in the loan documents evidencing a first mortgage loan by Lender to the Partnership (the "Loan Documents"). In the event that the MHC General Partner becomes the Managing Partner, the MHC Limited Partner shall indemnify and hold harmless Partrich from and against any loss, damage, expense or liability under Partrich's guarantee of the Non-Recourse Carve-Outs arising from any act or omission by the MHC General Partner in its capacity as the Managing Partner. The Partners further agree that to the extent that any liability to Lender arising out of the Non-Recourse Carve-Outs results from any event or circumstance which is outside the control or responsibility of the then Managing Partner, such liability shall be shared by the Partners pro rata, based on their respective Participating Percentages. Notwithstanding anything contained in this Section 9.08(b) to the contrary, in no event shall the MHC General Partner or the MHC Limited Partner have any obligation to indemnify Partrich against any loss, damage, expense or liability arising out of, or in connection with, the condemnation of the real property commonly known as Friendly Village/Kapoc.

     Section 9.09 Section 754 Election. The RHP General Partner may make or revoke the election referred to in Section 754 of the Code or any similar provision enacted in lieu thereof if such action is approved by the General Partners. All of the Partners will upon request supply the information necessary to properly give effect to such election.

     Section 9.10 Tax Matters Partner. The RHP General Partner shall be the "tax matters partner" for purposes of Section 6221-6233 of the Code (the "Tax Matters Partner").

     (a) The Tax Matters Partner shall be responsible for the filing of the Partnership information returns required under Code Section 6031. The Tax Matters Partners shall prepare (or cause to be prepared) the return in consultation with the MHC General Partner. The Tax Matters Partner shall not file an amended return without the prior written approval of the MHC General Partner.

     (b) The Tax Matters Partner shall include in each Partnership return sufficient information to entitle each eligible Partner and any indirect partner (at its request) to notice from the Internal Revenue Service pursuant to Code Section 6223(a).

     (c) The Tax Matters Partner shall keep each Partner informed of all administrative and judicial proceedings as provided in Code Section 6223(g) and the Treasury Regulations issued thereunder, except that notice to Partners shall be made within ten (10) days of learning of the event. Written notice of any meeting with the Internal Revenue Service ("IRS") shall be given at least thirty (30) days prior to the date of the meeting or, if shorter, within ten
(10) days after the Tax Matters Partner has been notified of the meeting.

     (d) Audit proceedings shall be coordinated by the Tax Matters Partner in consultation with the MHC General Partner.

     (e) Each Partner shall be entitled to negotiate a separate settlement and shall notify the other Partner in writing of the terms of the proposed settlement agreement concerning a partnership item at least ten (10) days prior to entering into such an agreement. Any Partner who enters into a separate settlement agreement with the IRS concerning a partnership item shall notify the other Partner in writing of its terms within ten (10) days of such agreement. The Tax Matters Partner shall notify the MHC General Partner in writing of the terms of any settlement offer received by it within ten (10) days of receiving such offer.

     (f) The Tax Matters Partner shall not file an administrative adjustment request under Code Section 6227 (regarding a substitute return) without the prior written approval of the MHC General Partner. The MHC General Partner may file an administrative adjustment request, and if it does so, shall notify the Tax Matters Partner in writing of its contents within ten (10) days after filing such request.

     (g) All Partners shall report to the Tax Matters Partner the conversion of a partnership item to a nonpartnership item under Code Section 6231(b) or any other provision of the Code within ten (10) days of learning of the conversion. The Tax Matters Partner shall notify the MHC General Partner in writing of the change in a Partner's status with respect to a converted item within ten (10) days of learning of the conversion.

     (h) The Tax Matters Partner shall coordinate any judicial proceeding with respect to a partnership item in consultation with the MHC General Partner. In the event the Tax Matters

Partner decides to file a petition for judicial review of a final partnership administrative adjustment, such petition shall be filed in the Tax Court unless the MHC General Partner agrees in writing in advance to file elsewhere. The MHC General Partner may file a petition for judicial review and if it does so shall notify the Tax Matters Partner in writing of such petition on or before the date of filing.

     (i) The Tax Matters Partner shall not agree to extend the statute of limitations for assessment without the prior written approval of the MHC General Partner.

     (j) The Tax Matters Partner and the MHC General Partner shall be authorized to incur expenses in the performance of their duties pursuant to this Agreement. Subject to this Section 9.10(j), such expenses shall be borne by the persons who were Partners of the Partnership at any time during the applicable taxable year without regard to whether such Persons are Partners at the time the expense is incurred. Such expenses shall be allocated to the Partners and former Partners having an interest in the proceeding at the time the cost is incurred in proportion to their relative Participating Percentages for the applicable taxable year. Notwithstanding anything contained herein to the contrary, in the event of any administrative or judicial proceeding for Federal income tax purposes for any taxable year that challenges the validity of the allocations made pursuant to Sections 8.01(a)-(h) hereof, all expenses incurred by the Partnership with respect thereto shall be borne solely by whichever General Partner (if either of them) wishes to resist such challenge.

     (k) The provisions of this Section 9.10 shall govern the conduct of all Persons who are currently Partners of the Partnership and all Persons who were Partners during the applicable Partnership taxable year. A Partner shall not be relieved of any duties or responsibilities imposed under this Article IX by the termination or transfer of an Interest.

     (l) All terms used in this Section 9.10 that are defined in the Code
Section 6231(a) shall have the meanings set forth therein.


                                  ARTICLE X
                  BOOKS OF ACCOUNT AND RECORDS; FISCAL YEAR

     Section 10.01 Books and Records. Proper and complete records and books of account shall be kept by or at the direction of the Managing Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered into records and books of account maintained by persons engaged in business of a like character. The Partnership's books and records (including annual and quarterly reports) shall be kept on an accrual basis in accordance with generally accepted accounting principles consistently applied. The books and records shall at all times be maintained at one of the principal offices of the Partnership and shall be open to the reasonable inspection and examination by, and copies shall be provided on request to, any of the Partners or their duly authorized representatives during reasonable business hours.

     Section 10.02 Tax Returns; Reports. The Managing Partner shall cause the Partnership's tax returns and annual financial statements (which shall include a balance sheet as of the end of each fiscal year and income statement for such fiscal year) to be prepared on an audited basis by Cantor & Cantor or such other accounting firm which is approved by the General Partners. The Managing Partner shall provide the Partners with a copy of such tax returns and financial statements, together with the Partners' Schedule K-1, on or before March 15 of the year immediately following the year to which they relate. No later than fifteen (15) days after the end of each month, the Managing Partner shall furnish, or cause to be furnished, to each Partner an unaudited balance sheet as of the close of such month, an unaudited statement of operations for such month, and an unaudited statement of cash flow for such month.

     Section 10.03 Fiscal Year. The fiscal year of the Partnership shall end on December 31.


                                  ARTICLE XI
                              PARTNERSHIP FUNDS

     The funds of the Partnership shall be deposited in one or more account or accounts to be maintained in a bank (or banks) which is a member of the FDIC and "well capitalized" under FDIC rules for purposes of accepting brokered deposits. All funds of the Partnership not expended and all reserves of the Partnership shall be temporarily invested in one or more of the following instruments, all of which will be of high quality with remaining maturities of not more than one year:

               (a) obligations of the United States Government, its agencies or instrumentalities;
              (ii)  bank repurchase agreements;
             (iii)  demand accounts with a United States bank;
              (iv)  negotiable bank certificates of deposit;
               (v)  commerical paper;
              (vi)  bankers acceptances; and
             (vii) money market funds which invest primarily in United States Government securities.

     All withdrawals from any such bank or other financial institution accounts shall be made by the duly authorized agent or agents of the Managing Partner for the purposes specified in this Agreement. Partnership funds shall not be commingled with those of any other person.


                                  ARTICLE XII
                           STATUS OF LIMITED PARTNER

     Section 12.01 Limitations. The Limited Partners shall not participate in the management or control of the Partnership's business nor shall they transact any business for the Partnership, nor shall they have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partners. The Limited Partners shall have no interest in the properties or assets of either of the General Partners, or any equity therein, or in any proceeds of any sales thereof by virtue of owning an interest in the Partnership.

     Section 12.02 Liability. The Limited Partners shall not have any personal liability whatsoever, whether to the Partnership, to the General Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses beyond each such Limited Partner's Capital Contributions.

     Section 12.03 Other Activities. The Limited Partners and their respective Affiliates may have other business interests and may engage in other activities in addition to those relating to the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the Partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if such other ventures or activities are competitive with the business of the Partnership, shall not be deemed wrongful or improper.


                                 ARTICLE XIII
                      TRANSFERS OF PARTNERSHIP INTEREST

     Section 13.01 General. The Partners acknowledge that this Partnership involves the relationship of trust and confidence which is unique to the parties. Accordingly, except as provided in this Article XIII or Article XIV hereof, no Partner shall sell, assign, pledge, hypothecate or transfer all or any part of its Interest in the Partnership voluntarily or permit such a transfer by operation of law or otherwise. No person or entity which is the transferee of any Interest in the Partnership shall become a substitute Partner in the Partnership without the express written consent of both General Partners. The General Partners shall not unreasonably withhold consent to a transferee becoming a substitute Partner in the Partnership if the transfer was made pursuant to Section 13.03.

     Section 13.02 Transfer of Interest of General Partner. Neither the RHP General Partner nor the MHC General Partner may transfer all or any portion of its Interest in the Partnership as a General Partner without the prior written consent of the non-transferring General Partner, which consent may be given or withheld in the sole discretion of such General Partner. Without limiting the foregoing, the MHC General Partner shall not permit the transfer of any shares in the MHC General Partner without the prior written consent of the RHP General Partner, which consent may be given or withheld in its sole discretion.

     Section 13.03 Transfer of Interest of Limited Partner. Except as otherwise provided in Article XIV, neither the RHP Limited Partner nor the MHC Limited Partner may transfer all or any portion of its Interest without the prior written consent of the General Partners, which consent may be given or withheld in each General Partner's sole discretion; provided, however, that each of the RHP Limited Partner and the MHC Limited Partner is hereby permitted, without the consent of any Partner, to transfer all or any portion of its Interest in the Partnership to any Permitted Affiliate or any Permitted Transferee. Any such transferee shall, upon execution of such documents as approved by the General Partners which bind such transferee to the terms and conditions hereof to the same extent as the transferor, be admitted as a substitute Partner having the same rights, powers and duties hereunder as the transferor and all references herein to the transferor shall thereafter mean the transferee.

     Section 13.04 Further Restrictions. Each Partner agrees that it will not voluntarily: (i) take any action which would result in the Partnership becoming a "publicly traded partnership" as defined in Section 7704 of the Code; (ii) do any other act (other than as permitted in accordance with this Agreement) causing the dissolution of the Partnership (other than a technical dissolution with immediate reconstitution) prior to its termination pursuant to the terms hereof; or (iii) withdraw or attempt to withdraw from the Partnership except upon the sale or transfer of all of its interest in the Partnership in compliance with Section 13.03 or Article XIV hereof.


                                 ARTICLE XIV
                             BUY-SELL PROVISIONS

     Section 14.01  Initiation of Offer.

     (a) The provisions of this Article XIV may be initiated by either the MHC General Partner or the RHP General Partner at any time.

     (b) Subject to and within the limitations set forth in Section 14.01(a) hereof, either of the General Partners (for purposes of this Article XIV, the "Offeror") shall have the right, subject to the next sentence, to give to the other General Partner (for the purposes of this Article XIV, the "Offeree") a written notice (for the purposes of this Article XIV, the "Offer") stating that the Offeror wishes to implement the provisions of this Article XIV and stating the cash price at which the Offeror would be willing to purchase an undivided one hundred percent (100%) Interest in the Partnership.

     (c) (i) In the event that RHP General Partner shall make an Offer to the MHC General Partner pursuant to this Article XIV, such Offer shall be deemed to have been made for the entire Interest in the Partnership of both the MHC General Partner and of the MHC Limited Partner. Any decision by MHC General Partner to accept an Offer shall be binding on the MHC Limited Partner. Accordingly, all references herein to a purchase by RHP General Partner of the interest of the MHC General Partner shall include the interests of the MHC Limited Partner.

           (ii) In the event that MHC General Partner shall make an Offer to the RHP General Partner pursuant to this Article XIV, such Offer shall be deemed to have been made for the entire Interest in the Partnership of the RHP General Partner and of the RHP Limited Partner. Any decision by RHP General Partner to accept an Offer shall be binding on the RHP Limited Partner. Accordingly, all references herein to a purchase by MHC General Partner of the interest of RHP General Partner shall include the interests of the RHP Limited Partner.

      Section 14.02 Response to Offer. Upon receipt of an Offer, the Offeree shall then be obligated either to:

           (a) sell to the Offeror all of the Offeree's Interest in the Partnership at a cash purchase price equal to the amount the Offeree would have received if the Partnership had sold all of the Partnership's business and property for the price stated in the Offer and the Partnership had distributed the net proceeds resulting therefrom; or

           (b) purchase from the Offeror all of the Offeror's Interest in the Partnership at a cash purchase price equal to the amount the Offeror would have received if the Partnership had sold all of the Partnership's business and property for the price stated in the Offer and the Partnership had distributed the net proceeds resulting therefrom.

      The Offeree shall give written notice of its election to the Offeror within thirty (30) days after receipt of the Offer. Failure of the Offeree to give the Offeror written notice within such 30-day period shall conclusively and irrevocably be deemed to be an election under subsection (a) above. In the event that the Offeree elects to purchase the Offeror's Interest, such notice may contain such conditions to Closing (as hereinafter defined) as the Offeree determines, including but not limited to, receipt of acceptable financing for the acquisition. In the event that the Offeree fails to satisfy or waive such conditions to Closing within one hundred twenty (120) days of delivery of such notice, the Offeree shall be deemed to have made the election under subsection
(a) above.

      Section 14.03 Closing. The General Partner which has accepted or deemed to have accepted the Offer by the other General Partner, as the case may be, is hereinafter called the "Seller" and the other General Partner is hereinafter called the "Buyer". The price on which the Seller and Buyer have agreed is hereinafter called the "Purchase Price". The closing of any sale of an Interest pursuant to this Article XIV ("Closing") shall be held at the time, date and place designated in a written notice from Buyer to Seller, which date shall be within thirty (30) days of the satisfaction or waiver of the Buyer's conditions to Closing. The Seller shall sell and assign its Interest in the Partnership for the Purchase Price to Buyer, or its designee, at the Closing, and conveyance shall be made by an appropriate assignment, duly and validly executed by the Seller, conveying its entire Interest in the Partnership to Buyer free and clear of all liens, claims, encumbrances, and rights of others together with such other documents and instruments as the Buyer may reasonably request which may include, without limitation, a quit claim deed relating to the Properties and other assets of the Partnership, if any. The Purchase Price to be paid by the

Buyer shall be paid by wire transfer or other immediately available funds. In the event there are any transfer taxes payable as an incident to the conveyances at the Closing, such taxes shall be expenses of the Buyer or Seller in accordance with the local custom in the state in which each Property is located.

     Section 14.04 Assignment. The Buyer's right to purchase the Seller's Interest in the Partnership pursuant to this Article XIV shall not be assignable or transferable.

     Section 14.05  Failure to Close Sale.  If any Seller or Buyer under this
Article XIV does not consummate the purchase and sale in accordance herewith (other than on account of the default of the other party obligated under this Article XIV or the failure to satisfy any condition to Closing), then the non-defaulting party shall, without limitation of any other right or remedy it may have hereunder or otherwise in law or in equity, (i) no longer have the obligation to become a Seller or Buyer under this Article XIV, as the case may be, and (ii) be entitled to a decree of specific performance in any court of competent jurisdiction, without furnishing bond or other security, in order to consummate such purchase. The Partners hereby acknowledge that such specific performance remedy is necessary because the Interests are unique, and a breach by any Partner of any obligation to convey its interest in any such assets cannot adequately be compensated by money damages. No sale pursuant to this
Article XIV shall relieve the Seller or Buyer from any duty or obligation owed to the Partnership or the other Partners which accrued prior to the date of the sale or shall constitute a waiver or release of claims with respect thereto.


                                  ARTICLE XV
                                   DEFAULTS

     Section 15.01 Events of Default. Each of the following occurrences is referred to in this Agreement as an "Event of Default" and the Partner with respect to which such occurrence takes place is referred to as a "defaulting Partner":

           (a) The failure of a General Partner to comply with any of the provisions of Article XIV of this Agreement within the applicable time periods therein provided.

           (b) The failure of a General Partner to comply with any of the other provisions of this Agreement and the continuance of such failure for a period of ten (10) business days after written notice thereof is given to such General Partner by another Partner specifying the nature thereof; provided, however, if any such failure cannot by its nature be cured or remedied within such 10-business day period, the defaulting General Partner shall have such further or additional time (up to a maximum of an additional one hundred twenty [120] days) to cure or remedy the failure as may be reasonable and necessary so long as the defaulting General Partner commences to cure such failure within such ten (10) business days and continues with reasonable diligence thereafter to cure or remedy such failure.

           (c) The failure of a General Partner or Partrich (with respect to the RHP General Partner) to comply with any of the provisions of Loan Documents within the applicable time periods therein provided.

           (d) The filing by a General Partner of a voluntary petition in bankruptcy or insolvency, or of a petition for relief or reorganization under any bankruptcy or insolvency law.

           (e) The consent by a General Partner to the filing of an involuntary petition in bankruptcy or the failure to vacate any order approving an involuntary petition within ninety (90) days from the date of entry thereof.

           (f) The entry against a General Partner of an order for relief under the Federal Bankruptcy Code (or any successor statute) or any other order, judgment or decree by any court of competent jurisdiction on the application of a creditor adjudicating such General Partner insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, custodian or liquidator of all or a substantial part of such General Partner's assets, and such order, judgment or decree continues unstayed and in effect for a period of ninety (90) days.

           (g) The assignment by a General Partner for the benefit of its creditors of all or substantially all of its property, or the consent of a General Partner to the appointment of a receiver, liquidator, custodian or trustee in bankruptcy or insolvency of all or substantially all of its property or of such General Partner.

           (h) A General Partner shall attempt to withdraw from the Partnership in violation of Section 13.04(iii) of this Agreement.

           (i) The failure of a Limited Partner to perform its obligations under this Agreement.

      Section 15.02 Consequences of Event of Default. If an Event of Default occurs and is continuing, (i) the MHC General Partner (in the event the defaulting Partner is the RHP General Partner or the RHP Limited Partner) or
(ii) the RHP General Partner (in the event the defaulting Partner is the MHC General Partner or the MHC Limited Partner), shall have all rights and remedies provided at law or in equity (including the right to obtain monetary damages), in addition to such other rights and remedies as are provided for in this Agreement. Without limiting the foregoing, in the event that (i) the MHC General Partner (in the event the defaulting Partner is the RHP General Partner or the RHP Limited Partner) or (ii) the RHP General Partner (in the event the defaulting Partner is the MHC General Partner or the MHC Limited Partner), shall not exercise its rights pursuant to Article XIV or XV hereof, then the Partnership shall not dissolve but shall continue with the applicable non-defaulting Partner as the sole General Partner hereof. In such event, the defaulting General Partner shall retain its economic interest in the Partnership, subject to the provisions of this Agreement.

      Section 15.03 Distributions of Operating Cash Flow. Notwithstanding the provisions of Section 7.02, in the event of an Voluntary Change of Control, a Payment Default or an Event of Default with respect to the RHP General Partner or the RHP Limited Partner, in addition to the remedy provided in Section 9.04 above or elsewhere in this Agreement, all distributions of Operating Cash Flow shall be distributed in the following order of priority:

           (a) First, 100% to the MHC Limited Partner, until the MHC Limited Partner has received all accrued and unpaid Special Monthly Preferred Distributions for all prior Distribution Dates that have not been previously distributed to the MHC Limited Partner, together with interest thereon calculated at the Adjusted Special Preferred Pay Rate through such date of distribution;

           (b) Second, 100% to the MHC Limited Partner, until the MHC Limited Partner has received an amount equal to the Adjusted Special Preferred Yield as of such date of distribution (which amount shall include an amount equal to the total unreturned Special Preferred Contribution);

           (c) Third, 100% to the Partners, pro rata in accordance with their respective Participating Percentages, until such Partners have received an amount equal to their total Capital Contributions;

           (d) Fourth, 100% to the RHP Limited Partner until the RHP Limited Partner has received an amount equal to the RHP Amount;

           (e) Fifth, 100% to the Partners, pro rata in accordance with their Participating Percentages, until the Partners have received an amount equal to the Equity Yield (less amounts distributed under Sections 15.03(c) and (d) hereof) as of such date of distribution;

           (f) Thereafter, (i) 50% to the MHC Limited Partner, (ii) 37.5% to the Partners, pro rata in accordance with their Participating Percentages, and (iii) 12.5% to the then Managing Partner.

      Section 15.04 Distributions of Capital Proceeds. Notwithstanding the provisions of Section 7.03, in the event of an Voluntary Change of Control, a Payment Default or an Event of Default with respect to the RHP General Partner or the RHP Limited Partner, all Capital Proceeds shall be distributed in the following order of priority:

           (a) First, 100% to the MHC Limited Partner, until the MHC Limited Partner has received all accrued and unpaid Special Monthly Preferred Distributions for all prior Distribution Dates that have not been previously distributed to the MHC Limited Partner, together with interest thereon calculated at the Adjusted Special Preferred Pay Rate through such date of distribution;

           (b) Second, 100% to the MHC Limited Partner, until the MHC Limited Partner has received an amount equal to the Adjusted Special Preferred Yield as of such date of distribution (which amount shall include an amount equal to the total unreturned Special Preferred Contribution);

           (c) Third, 100% to the Partners, pro rata in accordance with their respective Participating Percentages, until such Partners have received an amount equal to their total Capital Contributions;

           (d) Fourth, 100% to the RHP Limited Partner until the RHP Limited Partner has received an amount equal to the RHP Amount;

           (e) Fifth, 100% to the Partners, pro rata in accordance with their Participating Percentages, until the Partners have received an amount equal to the Equity Yield (less amounts distributed under Section 15.04(c) and (d) hereof) as of such date of distribution;

           (f) Sixth, 100% to the RHP Limited Partner, until the RHP Limited Partner has received an amount equal to the Special Contribution and its total Interim Contributions, if any;

           (g) Thereafter, (i) 50% to the MHC Limited Partner, (ii) 37.5% to the Partners, pro rata in accordance with their Participating Percentages, and (iii) 12.5% to the then Managing Partner.


                                 ARTICLE XVI
                   DISSOLUTION; LIQUIDATION AND WINDING-UP

      Section 16.01 Dissolution of Partnership. The occurrence of any of the following events shall work an immediate dissolution of the Partnership:

           (a)  the expiration of the term of the Partnership as provided in
      Article II of this Agreement;

           (b) all of the Partnership's interest in the Properties shall have been sold or otherwise disposed of;

           (c) if either General Partner shall commit an Event of Default, at the election of the non-defaulting General Partner to dissolve the Partnership; or

           (d) if both General Partners have committed an Event of Default, unless the Partners elect within ninety (90) days to continue the Partnership and unanimously select a substitute

     General Partner.

     Section 16.02 Winding-Up and Liquidation. In the event of the dissolution of the Partnership, the General Partners (or the non-defaulting General Partner, as the case may be) shall promptly proceed to wind up the affairs of the Partnership and to liquidate its investments. The Partners shall share profits, losses and cash distributions during the period of liquidation in accordance with Articles VII and VIII hereof. The General Partners (or the non-defaulting General Partner, as the case may be), shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of all or any portion of the Property or other assets of the Partnership pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions. If the Partnership sells or otherwise disposes of all or any portion of the Property or other assets of the Partnership in connection with the liquidation of the Partnership for consideration which includes, in whole or in part, the Partnership retaining any note, receivable or other debt obligation, then the winding up and liquidation of the Partnership as provided herein shall continue until all amounts owed to the Partnership in connection therewith have been paid in full or otherwise discharged or satisfied.

     Section 16.03 Distributions in Liquidation. Following the payment of all debts and liabilities of the Partnership and all expenses of liquidation, and subject to the right of the Managing Partner to set up cash reserves as they may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, the Partnership's assets shall be distributed to the Partners pro rata, in accordance with their Capital Accounts, determined after the allocation of all Profits, Losses and items of income, gain, expense or loss.

     Section 16.04 Rights of Partners. Except as provided in Section 6.04 hereof, each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and for the return of its capital contribution and shall have no recourse therefor against any Partner. Except as provided in Section 6.04 hereof, no Partner shall be required to contribute any additional money or property to the capital of the Partnership with respect to any deficit in its Capital Account upon liquidation of the Partnership or otherwise. A Partner shall not have any right to demand or receive property other than cash upon dissolution and termination of the Partnership or to demand the return of its capital contribution to the Partnership prior to dissolution and termination of the Partnership.

     Section 16.05 Termination. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate, and the General Partners (or the non-defaulting General Partner, as the case may be) shall have the authority to execute and record a Certificate of Cancellation of the Partnership as well as any and all other documents required to effect the dissolution and termination of the Partnership.


                                 ARTICLE XVII
                                  AMENDMENTS

     This Agreement may be amended at any time only with the written consent of both of the General Partners and those Limited Partners holding a majority of the Participating Percentages then held by all of the Limited Partners.


                                ARTICLE XVIII
                            ADDITIONAL PROVISIONS

     Section 18.01 Other Instruments. The Partners hereby agree to execute all documents and instruments from time to time necessary to effect this Agreement, including, without limitation, a Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware.

     Section 18.02 Publicity. The Partners agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the acquisition or operation of the Properties or the business of the Partnership in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld or delayed.

     Section 18.03 Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their estates, personal representatives, successors and assigns and shall not be modified except as provided herein.

     Section 18.04 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

     Section 18.05 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Partners to one of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

     Section 18.06 Partial Enforceability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

     Section 18.07 Notices. The names and addresses of the Partners are as set forth below. All notices, demands, consents, requests, approvals, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been properly given if hand delivered, or if mailed (effective upon receipt or, if refused, upon date of refusal) by United States registered or certified mail, with postage prepaid, return receipt requested, or if sent by a nationally recognized private courier postage prepaid, return receipt requested (effective upon receipt or, if refused, upon the date of refusal) or if sent by facsimile (effective upon receipt) to the Partners at the following addresses (or such other addresses within the United States of America as shall be given in writing by either Partner to the other in accordance with this Section 18.07):

     If to the RHP General Partner or
     the RHP Limited Partner, to: c/o RHP Properties, Inc.
                                      31550 Northwestern Highway
                                      Suite 110
                                      Farmington Hills, Michigan 48334
                                      Fax:  (248)-851-9413

     If to the MHC General Partner, or
     the MHC Limited Partner, to: c/o Manufactured Home Communities, Inc.
                                      Two North Riverside Plaza
                                      Suite 800
                                      Chicago, Illinois 60606
                                      Attention:  General Counsel
                                      Fax:  (312)-474-0437


     Section 18.08 Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and no amendment, modification or alteration of the terms hereof shall be effective or binding unless the same be in writing and signed by all of the Partners.

     Section 18.09 Waiver of Partition. Each Partner irrevocably waives any right to maintain an action of partition with respect to the Partnership's properties.

     Section 18.10 Pronouns and Number. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa and shall refer solely to the parties signatory thereto except where otherwise specifically provided. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

     Section 18.11 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any right or remedy by any party shall not preclude or waive the right to use any other remedy. Said rights and remedies are given in addition to any other legal rights the parties may have.

     Section 18.12 Prevailing Party. In the event of litigation of any dispute or controversy arising from, in, under or concerning this Agreement and any amendments hereof, including, without limiting the generality of the foregoing, any claimed breach hereof, any suit for accounting, or action for dissolution, the prevailing Partner in such action shall be entitled to recover from the other Partner in such action, such sum as the court shall fix as reasonable attorneys' fees and expenses incurred by such prevailing Partner.

     Section 18.13 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to and nothing contained herein shall be interpreted to confer on any party the rights of a third party beneficiary and this Agreement shall be for the sole benefit of the parties hereto.

     Section 18.14 Further Assurances. The Partners will execute and deliver such further instruments and do such further acts and things as may be required
to carry out the intent and purposes of this Agreement.   Nothing contained
herein, however, shall require any of the Partners to make any material representations, warranties, or covenants to any other Partner or to incur any material financial obligation except as specifically set forth herein or as clearly contemplated hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

                                       RHP GENERAL PARTNER:

                                       WOLVERINE INVESTORS, L.L.C.


                                       By: ________________________________
                                       Name: Ross H. Partrich
                                       Its: Managing Member


                                       MHC GENERAL PARTNER:

                                       QRS GOLD MEDAL COMMUNITIES, INC.


                                       By: ________________________________
                                       Name: ______________________________
                                       Its: _______________________________


                                       RHP LIMITED PARTNER:

                                       RHP WOLVERINE, L.L.C.


                                       By: ________________________________
                                       Name: Ross H. Partrich
                                       Its: Managing Member


                                       MHC LIMITED PARTNER:

                                       MHC OPERATING LIMITED PARTNERSHIP


                                       By: Manufactured Home Communities, Inc.,
                                       its General Partner

                                       By: ________________________________
                                       Name: ______________________________
                                       Its: _______________________________

                                 EXHIBIT A-1

                             LIST OF PROPERTIES


                                See attached.

                                  EXHIBIT A-2

                              PURCHASE AGREEMENTS

                                  EXHIBIT B-1

                                    CAPITAL



                                               Special Preferred       Special
Name of Partner      Capital Contributions       Contribution        Contribution
---------------      ---------------------       ------------        ------------
RHP General Partner        $    1,000             $         0         $        0

MHC General Partner        $    1,000             $         0         $        0

RHP Limited Partner        $        0             $         0         $1,000,000

MHC Limited Partner        $5,100,000             $14,000,000         $        0

                                  EXHIBIT B-2

                           PARTICIPATING PERCENTAGES



          Name of Partner                   Participating Percentages
          ---------------                   -------------------------
          RHP General Partner                         0.017%

          MHC General Partner                         0.017%

          RHP Limited Partner                        14.995%

          MHC Limited Partner                        84.971%

                                  EXHIBIT C-1

                  CALCULATION OF 13.5% INTERNAL RATE OF RETURN


1.  Determine periodic rate as follows:

                          (1/365)
    365 day year  (1+.135)*       =  Y


2.  Determine all prior distributions to Limited Partners.

3.  Reduce each distribution to a present value ("PV") as follows:


                    Distribution X
    PV of           --------------
    Distribution X  =   (actual days elapsed from starting date to distribution)
                        (Y)*

4. Initial Capital Contribution shall have a PV equal to the amount of same and shall be a negative number. Reduce all subsequent Capital Contributions to a PV (since Capital Contributions represent an inflow of cash, they are negative numbers) as follows:

                --Capital Contribution X
                  ----------------------
                      (actual days elapsed from date of contribution to present)
                      (Y)*

5.  Sum the PV of the distributions.
    Sum the PV of the Capital Contributions, including the Initial Capital Contribution.

6. Add the aggregate PV of the Capital Contributions (a negative number) to the aggregate PV of the distributions. The sum of these two is the net present value ("NPV"). At such time as the NPV shall equal zero, a 13.5% IRR shall have been achieved.

    Note: If the resulting NPV determined by following the calculation outlined in steps (1) through (6) above is negative, the target IRR return of 13.5% has not yet been achieved. In such event, the remaining cash distributions required to reach the target 13.5% IRR at any point in time shall equal the following amount:

                             (actual days elapsed from starting date to present)
                     --(NPV) x (Y)*

                                  EXHIBIT C-2

                  CALCULATION OF 16.5% INTERNAL RATE OF RETURN


1.  Determine periodic rate as follows:

                          (1/365)
    365 day year  (1+.165)*       =  Y


2.  Determine all prior distributions to Limited Partners.

3.  Reduce each distribution to a present value ("PV") as follows:


                      Distribution X
    PV of             --------------
    Distribution X  =   (actual days elapsed from starting date to distribution)
                        (Y)*

4. Initial Capital Contribution shall have a PV equal to the amount of same and shall be a negative number. Reduce all subsequent Capital Contributions to a PV (since Capital Contributions represent an inflow of cash, they are negative numbers) as follows:

               --Capital Contribution X
                 ----------------------
                      (actual days elapsed from date of contribution to present)
                      (Y)*

5.  Sum the PV of the distributions.
    Sum the PV of the Capital Contributions, including the Initial Capital Contribution.

6. Add the aggregate PV of the Capital Contributions (a negative number) to the aggregate PV of the distributions. The sum of these two is the net present value ("NPV"). At such time as the NPV shall equal zero, a 16.5% IRR shall have been achieved.

    Note: If the resulting NPV determined by following the calculation outlined in steps (1) through (6) above is negative, the target IRR return of 16.5% has not yet been achieved. In such event, the remaining cash distributions required to reach the target 16.5% IRR at any point in time shall equal the following amount:

                             (actual days elapsed from starting date to present)
                     --(NPV) x (Y)*

                                  EXHIBIT C-3

                   CALCULATION OF 20% INTERNAL RATE OF RETURN


1.  Determine periodic rate as follows:

                         (1/365)
    365 day year  (1+.20)*        =  Y


2.  Determine all prior distributions to Limited Partners.

3.  Reduce each distribution to a present value ("PV") as follows:


                  Distribution X
    PV of         --------------
    Distribution X  =   (actual days elapsed from starting date to distribution)
                        (Y)*

4. Initial Capital Contribution shall have a PV equal to the amount of same and shall be a negative number. Reduce all subsequent Capital Contributions to a PV (since Capital Contributions represent an inflow of cash, they are negative numbers) as follows:

              --Capital Contribution X
                ----------------------
                      (actual days elapsed from date of contribution to present)
                      (Y)*

5.  Sum the PV of the distributions.
    Sum the PV of the Capital Contributions, including the Initial Capital Contribution.

6. Add the aggregate PV of the Capital Contributions (a negative number) to the aggregate PV of the distributions. The sum of these two is the net present value ("NPV"). At such time as the NPV shall equal zero, a 20% IRR shall have been achieved.

    Note: If the resulting NPV determined by following the calculation outlined in steps (1) through (6) above is negative, the target IRR return of 20% has not yet been achieved. In such event, the remaining cash distributions required to reach the target 20% IRR at any point in time shall equal the following amount:

                             (actual days elapsed from starting date to present)
                     --(NPV) x (Y)*

                                   EXHIBIT D

                                 INITIAL BUDGET


                                 See attached.

                                   EXHIBIT E

                          FORM OF MANAGEMENT AGREEMENT


                                 See attached.